Exhibit 99

Bassett Furniture Industries, Inc.	J. Michael Daniel
P.O. Box 626	Senior Vice President and
Bassett, VA 24055	Chief Financial Officer
(276) 629-6614 – Investors

Jay S. Moore
Director of Communications
For Immediate Release	(276) 629-6450 – Media

Bassett Furniture News Release

Bassett Announces Fiscal First Quarter Results

(Bassett, Va.) – April 3, 2014– Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today its results of operations for its fiscal quarter ended March 1, 2014.

Fiscal 2014 First Quarter Highlights

●

Consolidated sales were $75.6 million for the first quarter of 2014 compared to $79.8 million for the first quarter of 2013. Normalizing for the extra week in the first quarter of 2013, consolidated sales increased 2.0% in 2014 as compared to 2013.

●	Four new Bassett Home Furnishings (BHF) stores were opened (Ft. Worth, TX, Annapolis, MD, Westport, CT and Burlington, MA).
●

Operating income for the quarter was $1.1 million or 1.4% of sales, a decrease of $1.3 million from the prior year quarter. The current year quarter included an additional $0.9 million in new store related costs as compared to the prior year quarter.

●	Normalizing for the extra week in 2013, wholesale sales increased 2.0% compared to the prior year quarter.
●	Normalized Company-owned store delivered sales increased 1.6% compared to the prior year quarter, including a 0.6% increase from the 52 comparable stores.

On a consolidated basis, the Company reported net sales for the first quarter of 2014 of $75.6 million as compared to $79.8 million for the first quarter of 2013. Because of the Company’s fiscal calendar, the prior year quarter consisted of 14 weeks compared to 13 weeks for the current year quarter. On an average weekly basis, consolidated net sales increased 2.0%. Operating income decreased to $1.1 million from $2.4 million driven primarily by higher new store related costs (both pre- and post-opening), as the Company opened four new stores during the quarter. Also contributing to the decrease were lower margins in the wholesale operation and reduced leverage of fixed costs due to one less week of sales in the current quarter. Other income (loss), net improved from a loss of $0.7 million in 2013 to income of $0.3 million in 2014 due primarily to the recognition of $0.7 million of death benefits from life insurance policies covering a former executive and a $0.1 million gain resulting from the recovery of a portion of the Company’s investment in a hedge fund which was fully impaired in 2012. The Company recorded net income of $0.8 million or $0.08 per diluted share for the first quarter of 2014 compared to $1.0 million or $0.09 per share for 2013.

“The pace of sales increase that we have posted over the past few quarters slowed as we began fiscal 2014”, said Robert H. Spilman, Jr. President and Chief Executive Officer. “Normalizing for one less week in the period this year compared to last, consolidated revenue rose 2%. Though difficult to quantify, we believe that inclement weather hampered sales and deliveries in January and February. That aside, our team remains committed to further execution of our wholesale and retail strategies and continuing our recent trend of operating improvement in 2014.”

Wholesale Segment

Net sales for the wholesale segment were $51.1 million for the first quarter of 2014 as compared to $54.0 million for the first quarter of 2013. Normalizing for the extra week in 2013, wholesale sales increased 2.0%. Normalized wholesale shipments to the open market (outside the Bassett Home Furnishings store network) increased 13%, while normalized shipments to the Bassett Home Furnishings store network decreased by 3% compared to the prior year quarter. Gross margins for the wholesale segment were 32.4% for the first quarter of 2014 as compared to 33.4% for the first quarter of 2013. This decrease was primarily due to lower wood margins due to product mix and discounting of discontinued product. Wholesale SG&A decreased $0.8 million to $14.2 million for the first quarter of 2014 as compared to $15.0 million for the first quarter of 2013, primarily due to decreased volume and lower fixed SG&A. SG&A as a percentage of sales was consistent with the prior year at 27.8%, even with one less week of sales to absorb fixed SG&A. Operating income was $2.3 million or 4.6% of sales as compared to $3.0 million or 5.6% of sales in the prior year quarter.

“Normalized wholesale net shipments grew by 2% for the quarter, led by an increase in upholstery shipments of 7%”, commented Spilman. “Our domestic upholstery facility ran efficiently as our core HGTV HOME Design Studio only at Bassett custom products continued to perform well. We also began the production of the new Bassett Express 2U assortment that we introduced at the October Furniture Market. This new line of more moderately priced stationary upholstery fully utilizes our Asian cut and sew platform and was placed with over 300 dealers.”

“Total normalized wood shipments declined by 2% during the period”, continued Spilman. “We continue to face a challenging environment for the bedroom and formal dining categories and we are adopting a leaner SKU footprint accordingly. We believe that a more focused assortment of best-selling items can drive sales, enhance service levels, and improve inventory turns. On the other hand, our domestic wood facility enjoyed a 21% increase in shipments for the quarter. Consumer demand for our custom casual dining product line is strong and we are in the midst of a plant expansion to make room for the higher level of production that we have had over the past 18 months.”

Retail Segment

Net sales for the 59 Company-owned stores were $47.1 million for the first quarter of 2014 as compared to $50.0 million for the first quarter of 2013. Normalizing for the extra week in 2013, net sales increased 1.6%. This increase was comprised of a normalized 0.6% increase in comparable store sales and a 28.5% increase in non-comparable store sales as the Company opened four new stores during the first quarter of 2014 compared to one opening in 2013.

While the Company does not recognize sales until goods are delivered to the consumer, management tracks written sales (the retail dollar value of sales orders taken, rather than delivered) as a key store performance indicator. Normalized written sales for comparable stores decreased by 1.6% for the first quarter of 2014 compared to the first quarter of 2013. While again difficult to quantify, the Company believes that both delivered and written sales were negatively impacted by the weather conditions particularly in January and February.

The consolidated retail operating loss for the first quarter of 2014 increased by $1.2 million to $1.8 million as compared to a loss of $0.6 million in the first quarter of 2013. This increase was driven largely by increased new store related opening costs.

The 52 comparable stores generated an operating loss of $0.5 as compared to a $0.3 loss for the prior year quarter. Gross margins improved to 50.2% compared to 47.8% in the prior year quarter due primarily to improved pricing strategies implemented late in the third quarter of 2013. SG&A expenses for comparable stores decreased $0.3 million to $23.0 million or 51.1% of sales as compared to 48.4% of sales for the first quarter of 2013. The SG&A increase as a percent of sales is primarily due to reduced leverage of fixed costs as a result of having one less week of sales as compared to 2013 and additional planned retail overhead as the store network continues to grow.

Losses from the non-comparable stores were $1.3 million which include $0.6 million of costs incurred prior to the opening of the four new stores in the first quarter of 2014. These costs generally range between $0.1 million to $0.2 million per store, depending on the overall rent costs for the location and the length of time between when the Company takes possession of the physical store space and store opening. Also included in the non-comparable store loss is $0.5 million in post-opening losses for these four new stores. The Company incurs losses in the first two to three months following a store opening as sales are not recognized in the income statement until the furniture is delivered to its customers, resulting in operating expenses without the offset from normal sales volume. Non-comparable store loss also includes the operations of three stores opened during fiscal 2013.

“Normalized retail comparable delivered sales increased by 0.6% on top of last year’s 7.6% gain”, said Spilman. “Our retail team is executing a full agenda of new store construction and openings. Stores located in Fort Worth, Texas; Annapolis, Maryland; Westport, Connecticut; and Burlington, Massachusetts were all opened during the period. Two additional new stores and two repositioned stores are currently under construction. As previously discussed, a total of six new stores and four repositioned units will open in fiscal 2014. Although we were pleased to improve retail gross margins by 240 basis points, significantly higher levels of new store pre-opening expenses and ramp up losses that we experience in the first few months after the doors are opened resulted in a higher retail operating loss.”

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With 93 company- and licensee-owned stores at the time of this release, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth opportunity for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy includes affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, more than 1,000 upholstery fabrics, free in-home design visits, and coordinated decorating accessories. Bassett is also growing its traditional wholesale business with more than 600 accounts on the open market, across the United States and internationally. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the first fiscal quarter of 2014, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: the effects of national and global economic or other conditions and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission. Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

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BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income - unaudited
(In thousands, except for per share data)

	Quarter Ended		Quarter Ended
	March 1, 2014 *		March 2, 2013 *
		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales

Net sales	$75,647	100.0%	$79,849	100.0%

Cost of sales	35,394	46.8%	38,489	48.2%

Gross profit	40,253	53.2%	41,360	51.8%

Selling, general and administrative expense	38,580	51.0%	38,834	48.6%
New store pre-opening costs	587	0.8%	162	0.2%
Operating income	1,086	1.4%	2,364	3.0%

Other income (loss), net	285	0.4%	(668)	-0.8%
Income before income taxes	1,371	1.8%	1,696	2.1%

Income tax provision	528	0.7%	716	0.9%
Net income	$843	1.1%	$980	1.2%

Basic earnings per share	$0.08		$0.09

Diluted earnings per share	$0.08		$0.09

* Due to the Company's fiscal calendar, the quarter ended March 1, 2014 consisted of 13 weeks while the quarter ended March 2, 2013 consisted of 14 weeks.

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets - Unaudited
(In thousands)

	March 1, 2014	November 30, 2013
Assets
Current assets
Cash and cash equivalents	$14,526	$12,733
Short-term investments	23,125	28,125
Accounts receivable, net	14,598	16,080
Inventories, net	53,845	53,069
Deferred income taxes, net	4,449	4,418
Other current assets	11,280	11,949
Total current assets	121,823	126,374

Property and equipment, net	69,297	64,271

Other long-term assets
Retail real estate	10,325	10,435
Deferred income taxes, net	10,691	10,734
Other	13,901	14,035
Total long-term assets	34,917	35,204
Total assets	$226,037	$225,849

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$18,638	$19,892
Accrued compensation and benefits	6,973	6,503
Customer deposits	19,110	16,214
Dividends payable	-	2,172
Other accrued liabilities	7,022	6,660
Total current liabilities	51,743	51,441

Long-term liabilities
Post employment benefit obligations	10,732	11,146
Real estate notes payable	2,394	2,467
Other long-term liabilities	3,489	3,386
Total long-term liabilities	16,615	16,999

Stockholders’ equity
Common stock	54,225	54,297
Retained earnings	104,713	104,526
Additional paid-in-capital	129	-
Accumulated other comprehensive loss	(1,388)	(1,414)
Total stockholders' equity	157,679	157,409
Total liabilities and stockholders’ equity	$226,037	$225,849

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows - unaudited
(In thousands)

	Three Months Ended	Three Months Ended
	March 1, 2014	March 2, 2013
Operating activities:
Net income	$843	$980
Adjustments to reconcile net income to net cash provided by
(used in) operating activities:
Depreciation and amortization	1,692	1,434
Equity in undistributed income of investments and unconsolidated
affiliated companies	(65)	(114)
Deferred income taxes	12	171
Other, net	(699)	(102)
Changes in operating assets and liabilities
Accounts receivable	1,450	860
Inventories	(776)	109
Other current assets	14	(1,120)
Customer deposits	2,896	3,702
Accounts payable and accrued liabilities	(29)	(3,952)
Net cash provided by operating activities	5,338	1,968

Investing activities:
Purchases of property and equipment	(6,899)	(2,621)
Proceeds from sales of property and equipment	1,407	955
Proceeds from sale of interest in affiliate	-	2,348
Proceeds from maturity of short-term investments	5,000	-
Other	48	2
Net cash used in investing activities	(444)	684

Financing activities:
Cash dividends	(2,828)	(1,084)
Issuance of common stock	82	320
Repurchases of common stock	(287)	(236)
Repayments of real estate notes payable	(68)	(59)
Net cash used in financing activities	(3,101)	(1,059)
Change in cash and cash equivalents	1,793	1,593
Cash and cash equivalents - beginning of period	12,733	45,566
Cash and cash equivalents - end of period	$14,526	$47,159

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Segment Information - unaudited
(In thousands)

	Quarter ended	Quarter ended
	March 1, 2014 *	March 2, 2013 *
Net Sales
Wholesale	$51,086	$53,960
Retail	47,123	49,957
Inter-company elimination	(22,562)	(24,068)
Consolidated	$75,647	$79,849

Operating Income (Loss)
Wholesale	$2,348	$3,001
Retail	(1,185)	(409)
Inter-company elimination	510	(66)
Pre-opening store costs	(587)	(162)
Consolidated	$1,086	$2,364

* Due to the Company's fiscal calendar, the quarter ended March 1, 2014 consisted of 13 weeks while the quarter ended March 2, 2013 consisted of 14 weeks.

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Rollforward of BHF Store Count

	November 30,	New	Closed	March 1,
	2013	Stores	Stores	2014

Company-owned stores	55	4	-	59
Licensee-owned stores	34	-	-	34

Total	89	4	-	93

New Stores Opened in 2014:
Ft. Worth, Texas
Annapolis, Maryland
Westport, Connecticut
Burlington, Massachusetts

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Supplemental Retail Information--unaudited
(In thousands)

	52 Comparable Stores
	Quarter Ended		Quarter Ended
	March 1, 2014*		March 2, 2013*
		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales

Net sales	$44,976	100.0%	$48,158	100.0%

Cost of sales	22,460	49.9%	25,128	52.2%

Gross profit	22,516	50.1%	23,030	47.8%

Selling, general and administrative expense**	22,990	51.1%	23,303	48.4%

Loss from operations	$(474)	-1.0%	$(273)	-0.6%

	All Other Stores
	Quarter Ended		Quarter Ended
	March 1, 2014*		March 2, 2013*
		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales

Net sales	$2,148	100.0%	$1,799	100.0%

Cost of sales	1,005	46.8%	955	53.1%

Gross profit	1,143	53.2%	844	46.9%

Selling, general and administrative expense	1,854	86.3%	980	54.5%
Pre-opening store costs***	587	27.3%	162	9.0%

Loss from operations	$(1,298)	-60.4%	$(298)	-16.6%

*	Due to the Company's fiscal calendar, the quarter ended March 1, 2014 consisted of 13 weeks while the the quarter ended March 2, 2013 consisted of 14 weeks.
**	Comparable store SG&A includes retail corporate overhead and administrative costs.
***	Pre-opening store costs include the accrual for straight-line rent recorded during the period between date of possesion and store opening date, employee payroll and training costs prior to store opening and other various expenses incurred prior to store opening.